                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                                SCHEDULE 13D

                  Under the Securities Exchange Act of 1934

                           IJNT.NET, INC.
         ------------------------------------------------------
                           (Name of Issuer)

                  Common Stock Par Value $0.001 Per Share
       ------------------------------------------------------
                     (Title of Class and Securities)

                           449638105
         ------------------------------------------------------
                 (CUSIP Number of Class of Securities)

                           Emmett E. Lyne, Esq.
                           Rich, May, Bilodeau & Flaherty, P.C.
                           176 Federal Street
                           Boston, MA 02110
                           (617) 556-3885
         --------------------------------------------------------
         (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                              January 4, 2000
         --------------------------------------------------------
         (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), or 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

NOTE: This Schedule 13D is being filed because the following Reporting Persons in the aggregate own beneficially more than 5% of a class of equity securities of the Issuer as a result of their contemporaneous purchase of shares of the Common Stock of the Issuer during the period of January 4, 2000 through January 10, 2000 pursuant to a Common Stock Purchase and Subscription Agreement ("Agreement"). This Schedule 13D is being filed jointly in accordance with Rule 13d-l(k)(1) and no Reporting Person claims to be, directly or indirectly, the beneficial owner of the shares of any other Reporting Person. Without limiting the foregoing, except as disclosed in Exhibit II with respect to certain entities whose officers have also purchased securities under the Agreement as individuals, no Reporting Person has (1) voting power, which includes the power to vote, or to direct the voting of, the shares of any other Reporting Person or
(2) investment power, which includes the power to dispose, or direct the disposition of, the shares of any other Reporting Person. While the Reporting Persons have elected to make this filing under Regulation 13d of the Securities Exchange Act of 1934, neither the execution of the Agreement nor the execution of this Schedule 13D shall be deemed an acknowledgment by any Reporting Person that it is a member of a "group" as defined in Rule 13d-5 under said Regulation 13d. In order to avoid any question as to whether their beneficial ownership necessitates filing with the Commission, however, the Reporting Persons have decided to file this beneficial ownership report and thereby to provide more expansive disclosure than may be necessary.

Please note that none of the Reporting Persons individually is the beneficial owner of more than five percent (5%) of the equity securities of the Issuer and this Schedule 13D is being filed solely as a precautionary matter pursuant due to the contemporaneous purchase of securities pursuant to the Agreement. SEE Rule 13d-5(b)(1). The Reporting Persons do not contemplate further amendments to this


--------------------------------------------------------------------------------

Schedule 13D in the event any one or more Reporting Persons individually purchases additional securities of the Company except to the extent such purchases are material. Such additional purchases would not be subject to the Agreement and, to the extent that a "group" exists as defined in said Rule 13d-5(b)(1), any such securities would not be subject to the terms and conditions of the Agreement and would not relate to the securities owned by any such "group". In the event any Reporting Person individually were to acquire more than five percent (5%) of the beneficial ownership in a class of the equity securities of the Company, including any shares purchased pursuant to the Agreement, that Reporting Person would be responsible for filing its own individual report on Schedule 13D or, if applicable, Schedule 13G.

References "Items" in the following cover page refer to the corresponding Items contained within the disclosure section of this Schedule 13D.




--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No.         449638105                                            13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Crest Financial Limited                     I.D. No. 760975218

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    WC

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          _____
                                                     /    /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                    TX

--------------------------------------------------------------------------------
                                                       : (7) SOLE VOTING POWER
                                                       :   187,500     (Item 5)
                                                       :------------------------
                                                       : (8) SHARED VOTING POWER
 NUMBER OF SHARES BENEFICIALLY                         :
 OWNED BY EACH REPORTING                               :________________________
 PERSON WITH                                           : (9) SOLE DISPOSITIVE
                                                       :     POWER
                                                       : 187,500      (Item 5)
                                                       :------------------------
                                                       :(10) SHARED DISPOSITIVE
                                                       :     POWER
                                                       :

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      187,500       (Item 5)

--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                   _____
Warrants not currently exercisable within 60 days (Item 5)     /  X /
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           .9%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                             CO
--------------------------------------------------------------------------------

              *SEE INSTRUCTIONS BEFORE FILLING OUT!  _

--------------------------------------------------------------------------------




--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No. 449638105                                           13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
 Legacy Trust Company                                I.D. No. 760109841

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    WC

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          _____
                                                     /    /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                           TX

--------------------------------------------------------------------------------
                                                       : (7) SOLE VOTING POWER
                                                       :   187,500      (Item 5)
                                                       :------------------------
                                                       : (8) SHARED VOTING POWER
 NUMBER OF SHARES BENEFICIALLY                         :
 OWNED BY EACH REPORTING                               :________________________
 PERSON WITH                                           : (9) SOLE DISPOSITIVE
                                                       :     POWER
                                                       :   187,500      (Item 5)
                                                       :------------------------
                                                       :(10) SHARED DISPOSITIVE
                                                       :     POWER
                                                       :

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     187,500                (Item 5)

--------------------------------------------------------------------------------

(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11

     EXCLUDES CERTAIN SHARES*                                   ____
 Warrants not currently exercisable within 60 days (Item 5)    /  X /
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         .9%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                             CO
--------------------------------------------------------------------------------

              *SEE INSTRUCTIONS BEFORE FILLING OUT!   _

--------------------------------------------------------------------------------




--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No.         449638105                                       13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
SRS Internet Holdings, Inc.                            I.D. No.        760625406

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    WC

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          ____
                                                     /   /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                           TX

--------------------------------------------------------------------------------
                                                       : (7) SOLE VOTING POWER
                                                       : 100,000       (Item 5)
                                                       :------------------------
                                                       : (8) SHARED VOTING POWER
 NUMBER OF SHARES BENEFICIALLY                         :
 OWNED BY EACH REPORTING                               :________________________
 PERSON WITH                                           : (9) SOLE DISPOSITIVE
                                                       :     POWER
                                                       : 100,000       (Item 5)
                                                       :------------------------
                                                       :(10) SHARED DISPOSITIVE
                                                       :     POWER
                                                       :

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  100,000 (Item 5)

--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11

     EXCLUDES CERTAIN SHARES*                                   ____
Warrants not currently exercisable within 60 days (Item 5)     /  X /
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
               0.5%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                             CO
--------------------------------------------------------------------------------

              *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------




--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No. 449638105                                               13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Canfield Corporation

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    WC

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          ____
                                                     /    /
--------------------------------------------------------------------------------
(6)      CITIZENSHIP OR PLACE OF ORGANIZATION The British Virgin Islands

--------------------------------------------------------------------------------
                                                       : (7) SOLE VOTING POWER
                                                       : 25,000       (Item 5)
                                                       :------------------------
                                                       : (8) SHARED VOTING POWER
 NUMBER OF SHARES BENEFICIALLY                         :
 OWNED BY EACH REPORTING                               :________________________
 PERSON WITH                                           : (9) SOLE DISPOSITIVE
                                                       :     POWER
                                                       :   25,000     (Item 5)
                                                       :------------------------
                                                       :(10) SHARED DISPOSITIVE
                                                       :     POWER
                                                       :

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  25,000  (Item 5)

--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                   _____
Warrants not currently exercisable within 60 days (Item 5)     /  X /
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         0.1%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                             CO

--------------------------------------------------------------------------------

              *SEE INSTRUCTIONS BEFORE FILLING OUT!_

--------------------------------------------------------------------------------




--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No. 449638105                                      13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Daniel A. Breen, Jr.

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    PF

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          _____
                                                     /    /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                       TX
--------------------------------------------------------------------------------

                                                       : (7) SOLE VOTING POWER
                                                       :     37,500  (Item 5)
                                                       :------------------------
                                                       : (8) SHARED VOTING POWER
 NUMBER OF SHARES BENEFICIALLY                         :
 OWNED BY EACH REPORTING                               :________________________
 PERSON WITH                                           : (9) SOLE DISPOSITIVE
                                                       :     POWER
                                                       :     37,500  (Item 5)
                                                       :------------------------
                                                       :(10) SHARED DISPOSITIVE
                                                       :     POWER
                                                       :

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          37,500   (Item 5)

--------------------------------------------------------------------------------

(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                   ____
Warrants not currently exercisable within 60 days (Item 5)     /  X /
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                  0.2%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                            IN

--------------------------------------------------------------------------------
              *SEE INSTRUCTIONS BEFORE FILLING OUT!   _

--------------------------------------------------------------------------------




--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No. 449638105                                        13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Windmill Capital Group L.P.                          I.D. No. 760553447

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    WC

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          ____
                                                     /    /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                           TX

--------------------------------------------------------------------------------
                                                       : (7) SOLE VOTING POWER
                                                       :     250,000   (Item 5)
                                                       :------------------------
                                                       : (8) SHARED VOTING POWER
 NUMBER OF SHARES BENEFICIALLY                         :
 OWNED BY EACH REPORTING                               :________________________
 PERSON WITH                                           : (9) SOLE DISPOSITIVE
                                                       :     POWER
                                                       :     250,000   (Item 5)
                                                       :------------------------
                                                       :(10) SHARED DISPOSITIVE
                                                       :     POWER
                                                       :

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          250,000  (Item 5)

--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                   _____
Warrants not currently exercisable within 60 days (Item 5)     /  X /
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                  1.3%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                            PN

--------------------------------------------------------------------------------

              *SEE INSTRUCTIONS BEFORE FILLING OUT!_

--------------------------------------------------------------------------------




--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No. 449638105                                        13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
John R. Jakobson

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    PF

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          ____
                                                     /    /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                    NY

--------------------------------------------------------------------------------
                                                       : (7) SOLE VOTING POWER
                                                       :     25,000   (Item 5)
                                                       :------------------------
                                                       : (8) SHARED VOTING POWER
 NUMBER OF SHARES BENEFICIALLY                         :
 OWNED BY EACH REPORTING                               :________________________
 PERSON WITH                                           : (9) SOLE DISPOSITIVE
                                                       :     POWER
                                                       :     25,000   (Item 5)
                                                       :------------------------
                                                       :(10) SHARED DISPOSITIVE
                                                       :     POWER
                                                       :

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         25,000     (Item 5)

--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                   _____
Warrants not currently exercisable within 60 days (Item 5)     /  X /
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                  0.1%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                            IN

--------------------------------------------------------------------------------

              *SEE INSTRUCTIONS BEFORE FILLING OUT!_

--------------------------------------------------------------------------------




--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No. 449638105                                                    13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
 Robert L. Burch III

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    PF

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          _____
                                                     /    /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                    NY

--------------------------------------------------------------------------------
                                                      : (7) SOLE VOTING POWER
                                                      :     25,000      (Item 5)
                                                      :------------------------
                                                      : (8) SHARED VOTING POWER
 NUMBER OF SHARES BENEFICIALLY                        :            (Item 5)
 OWNED BY EACH REPORTING                              :________________________
 PERSON WITH                                          : (9) SOLE DISPOSITIVE
                                                      :     POWER
                                                      :    25,000     (Item 5)
                                                      :------------------------
                                                      :(10) SHARED DISPOSITIVE
                                                      :     POWER
                                                      :             (Item 5)

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        25,000     (Item 5)

--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                   _____
Warrants not currently exercisable within 60 days (Item 5)     /  X /
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           0.1%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                            IN

--------------------------------------------------------------------------------

              *SEE INSTRUCTIONS BEFORE FILLING OUT!  _

--------------------------------------------------------------------------------




--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No. 449638105                                          13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
 Finger Interests Number One, Ltd.          I.D. No. 760395634

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    WC

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          _____
                                                     /    /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                           TX

--------------------------------------------------------------------------------
                                                       : (7) SOLE VOTING POWER
                                                       :   25,000       (Item 5)
                                                       :------------------------
                                                       : (8) SHARED VOTING POWER
 NUMBER OF SHARES BENEFICIALLY                         :
 OWNED BY EACH REPORTING                               :________________________
 PERSON WITH                                           : (9) SOLE DISPOSITIVE
                                                       :     POWER
                                                       :   25,000       (Item 5)
                                                       :------------------------
                                                       :(10) SHARED DISPOSITIVE
                                                       :     POWER
                                                       :

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         25,000    (Item 5)

--------------------------------------------------------------------------------

(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                   ____
Warrants not currently exercisable within 60 days (Item 5)     /  X /
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         0.1%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                            CO

--------------------------------------------------------------------------------

              *SEE INSTRUCTIONS BEFORE FILLING OUT!   _

--------------------------------------------------------------------------------




--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No. 449638105                                               13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
KA Ltd.                                                I.D. No. 760488199

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    WC

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          ____
                                                     /   /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                           TX

--------------------------------------------------------------------------------
                                                 : (7) SOLE VOTING POWER
                                                 :     12,500           (Item 5)
                                                 :------------------------
                                                 : (8) SHARED VOTING POWER
 NUMBER OF SHARES BENEFICIALLY                   :
 OWNED BY EACH REPORTING                         :________________________
 PERSON WITH                                     : (9) SOLE DISPOSITIVE
                                                 :     POWER
                                                 :     12,500           (Item 5)
                                                 :------------------------
                                                 :(10) SHARED DISPOSITIVE
                                                 :     POWER
                                                 :

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  12,500 (Item 5)

--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                   ____
Warrants not currently exercisable within 60 days (Item 5)     /  X /
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
               0.1%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                            CO

--------------------------------------------------------------------------------

              *SEE INSTRUCTIONS BEFORE FILLING OUT!_

--------------------------------------------------------------------------------




--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No. 449638105                                               13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
 OFH, Ltd.                                            I.D. No. 760197927

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    WC

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          ____
                                                     /    /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                    TX

--------------------------------------------------------------------------------
                                                      : (7) SOLE VOTING POWER
                                                      :     87,500      (Item 5)
                                                      :------------------------
                                                      : (8) SHARED VOTING POWER
 NUMBER OF SHARES BENEFICIALLY                        :
 OWNED BY EACH REPORTING                              :________________________
 PERSON WITH                                          : (9) SOLE DISPOSITIVE
                                                      :     POWER
                                                      :      87,500     (Item 5)
                                                      :------------------------
                                                      :(10) SHARED DISPOSITIVE
                                                      :     POWER
                                                      :

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         87,500     (Item 5)

--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                   _____
Warrants not currently exercisable within 60 days (Item 5)     /  X /
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         0.4%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                            CO

--------------------------------------------------------------------------------

              *SEE INSTRUCTIONS BEFORE FILLING OUT!_

--------------------------------------------------------------------------------




--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No. 449638105                                        13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
 Rush H. Record

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    PF

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          _____
                                                     /    /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                    TX

--------------------------------------------------------------------------------
                                                       : (7) SOLE VOTING POWER
                                                       :     12,500  (Item 5)
                                                       :------------------------
                                                       : (8) SHARED VOTING POWER
 NUMBER OF SHARES BENEFICIALLY                         :             (Item 5)
 OWNED BY EACH REPORTING                               :________________________
 PERSON WITH                                           : (9) SOLE DISPOSITIVE
                                                       :     POWER
                                                       :     12,500  (Item 5)
                                                       :------------------------
                                                       :(10) SHARED DISPOSITIVE
                                                       :     POWER
                                                       :             (Item 5)

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      12,500                (Item 5)

--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                        _____
Warrants not currently exercisable within 60 days (Item 5)          / X  /
Also does not include 5,000 shares acquired outside of the Agreement (Item 3)

--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          0.1%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                            IN

--------------------------------------------------------------------------------

              *SEE INSTRUCTIONS BEFORE FILLING OUT!  _

--------------------------------------------------------------------------------




--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No. 449638105                                      13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
 Preston Moore Jr.

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    PF

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          _____
                                                     /    /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                    TX

--------------------------------------------------------------------------------
                                                       : (7) SOLE VOTING POWER
                                                       :     25,000  (Item 5)
                                                       :------------------------
                                                       : (8) SHARED VOTING POWER
 NUMBER OF SHARES BENEFICIALLY                         :
 OWNED BY EACH REPORTING                               :________________________
 PERSON WITH                                           : (9) SOLE DISPOSITIVE
                                                       :     POWER
                                                       :     25,000  (Item 5)
                                                       :------------------------
                                                       :(10) SHARED DISPOSITIVE
                                                       :     POWER
                                                       :

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         25,000 (Item 5)

--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                   ____
Warrants not currently exercisable within 60 days (Item 5)     /  X /
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                  0.1%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                            IN

--------------------------------------------------------------------------------

              *SEE INSTRUCTIONS BEFORE FILLING OUT!   _

--------------------------------------------------------------------------------




--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No. 449638105                                        13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
A. John Knapp, for the benefit of Andover/IJNT, L.P.

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    PF

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          ____
                                                     /    /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                            TX

--------------------------------------------------------------------------------
                                                       : (7) SOLE VOTING POWER
                                                       :     50,000   (Item 5)
                                                       :------------------------
                                                       : (8) SHARED VOTING POWER
 NUMBER OF SHARES BENEFICIALLY                         :
 OWNED BY EACH REPORTING                               :________________________
 PERSON WITH                                           : (9) SOLE DISPOSITIVE
                                                       :     POWER
                                                       :     50,000   (Item 5)
                                                       :------------------------
                                                       :(10) SHARED DISPOSITIVE
                                                       :     POWER
                                                       :

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          50,000  (Item 5)

--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                   _____
Warrants not currently exercisable within 60 days (Item 5)     /  X /
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                  0.3%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                            IN

--------------------------------------------------------------------------------

              *SEE INSTRUCTIONS BEFORE FILLING OUT!_

--------------------------------------------------------------------------------




--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No. 449638105                                        13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Allan C. King, for the benefit of The Allan Carlisle and Gloria
Goldston King Revocable Trust

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    OO - Trust Funds

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          ____
                                                     /    /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                    TX

--------------------------------------------------------------------------------
                                                   : (7) SOLE VOTING POWER
                                                   :     100,000        (Item 5)
                                                   :------------------------
                                                   : (8) SHARED VOTING POWER
 NUMBER OF SHARES BENEFICIALLY                     :
 OWNED BY EACH REPORTING                           :________________________
 PERSON WITH                                       : (9) SOLE DISPOSITIVE
                                                   :     POWER
                                                   :     100,000        (Item 5)
                                                   :------------------------
                                                   :(10) SHARED DISPOSITIVE
                                                   :     POWER
                                                   :

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         100,000    (Item 5)

--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                   _____
Warrants not currently exercisable within 60 days (Item 5)     /  X /
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                  0.5%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                            IN

--------------------------------------------------------------------------------

              *SEE INSTRUCTIONS BEFORE FILLING OUT!_

--------------------------------------------------------------------------------




--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No.         449638105                                            13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Harold S. Hook

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    PF

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          _____
                                                     /    /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                    TX

--------------------------------------------------------------------------------

                                                     : (7) SOLE VOTING POWER
                                                     :      62,500      (Item 5)
                                                     :------------------------
                                                     : (8) SHARED VOTING POWER
 NUMBER OF SHARES BENEFICIALLY                       :            (Item 5)
 OWNED BY EACH REPORTING                             :________________________
 PERSON WITH                                         : (9) SOLE DISPOSITIVE
                                                     :     POWER
                                                     :    62,500       (Item 5)
                                                     :------------------------
                                                     :(10) SHARED DISPOSITIVE
                                                     :     POWER
                                                     :             (Item 5)

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        62,500     (Item 5)

--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                   _____
Warrants not currently exercisable within 60 days (Item 5)     /  X /
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           0.3%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                            IN

--------------------------------------------------------------------------------

              *SEE INSTRUCTIONS BEFORE FILLING OUT!  _

--------------------------------------------------------------------------------




--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No. 449638105                                         13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
J. Evans Attwell

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    PF

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          _____
                                                     /    /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                            TX

--------------------------------------------------------------------------------
                                                       : (7) SOLE VOTING POWER
                                                       :   75,000       (Item 5)
                                                       :------------------------
                                                       : (8) SHARED VOTING POWER
 NUMBER OF SHARES BENEFICIALLY                         :
 OWNED BY EACH REPORTING                               :________________________
 PERSON WITH                                           : (9) SOLE DISPOSITIVE
                                                       :     POWER
                                                       :   75,000       (Item 5)
                                                       :------------------------
                                                       :(10) SHARED DISPOSITIVE
                                                       :     POWER
                                                       :

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         75,000    (Item 5)

--------------------------------------------------------------------------------

(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                   ____
Warrants not currently exercisable within 60 days (Item 5)     /  X /
Also does not include 20,000 shares acquired outside of the Agreement (Item 3)

--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         0.4%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                            IN

--------------------------------------------------------------------------------

              *SEE INSTRUCTIONS BEFORE FILLING OUT!   _

--------------------------------------------------------------------------------




--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No. 449638105                                               13D

--------------------------------------------------------------------------------

(1)  NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
 Richard H. Skinner

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    PF

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          ____
                                                     /   /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                            TX

--------------------------------------------------------------------------------
                                                       : (7) SOLE VOTING POWER
                                                       :     25,000  (Item 5)
                                                       :------------------------
                                                       : (8) SHARED VOTING POWER
 NUMBER OF SHARES BENEFICIALLY                         :
 OWNED BY EACH REPORTING                               :________________________
 PERSON WITH                                           : (9) SOLE DISPOSITIVE
                                                       :     POWER
                                                       :     25,000  (Item 5)
                                                       :------------------------
                                                       :(10) SHARED DISPOSITIVE
                                                       :     POWER
                                                       :

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  25,000 (Item 5)

--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                   ____
Warrants not currently exercisable within 60 days (Item 5)     /  X /
Also does not include 5,000 shares acquired outside of the Agreement (Item 3)

--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
               0.1%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                            IN

--------------------------------------------------------------------------------

              *SEE INSTRUCTIONS BEFORE FILLING OUT!_

--------------------------------------------------------------------------------




--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No. 449638105                                               13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Sunlaws Limited                      I.D. No.        760304466

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    WC

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          ____
                                                     /    /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                    TX

--------------------------------------------------------------------------------
                                                      : (7) SOLE VOTING POWER
                                                      :     50,000      (Item 5)
                                                      :------------------------
                                                      : (8) SHARED VOTING POWER
 NUMBER OF SHARES BENEFICIALLY                        :
 OWNED BY EACH REPORTING                              :________________________
 PERSON WITH                                          : (9) SOLE DISPOSITIVE
                                                      :     POWER
                                                      :       50,000    (Item 5)
                                                      :------------------------
                                                      :(10) SHARED DISPOSITIVE
                                                      :     POWER
                                                      :

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         50,000     (Item 5)

--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                   _____
Warrants not currently exercisable within 60 days (Item 5)     /  X /
Also does not include 5,000 shares acquired outside of the Agreement (Item 3)

--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         0.3%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                            CO

--------------------------------------------------------------------------------

              *SEE INSTRUCTIONS BEFORE FILLING OUT!_

--------------------------------------------------------------------------------




--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No. 449638105                                                13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
DE-LR Partners, L.P.                           I.D. No. 760906232

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    WC

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          _____
                                                     /    /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                    TX

--------------------------------------------------------------------------------
                                                      : (7) SOLE VOTING POWER
                                                      :     200,000     (Item 5)
                                                      :------------------------
                                                      : (8) SHARED VOTING POWER
 NUMBER OF SHARES BENEFICIALLY                        :                 (Item 5)
 OWNED BY EACH REPORTING                              :________________________
 PERSON WITH                                          : (9) SOLE DISPOSITIVE
                                                      :     POWER
                                                      :     200,000     (Item 5)
                                                      :------------------------
                                                      :(10) SHARED DISPOSITIVE
                                                      :     POWER
                                                      :                 (Item 5)

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         200,000   (Item 5)

--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                   _____
Warrants not currently exercisable within 60 days (Item 5)     /  X /

--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          1.0%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                            PN

--------------------------------------------------------------------------------

              *SEE INSTRUCTIONS BEFORE FILLING OUT!  _

--------------------------------------------------------------------------------




--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No. 449638105                                              13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Charles W. Duncan III

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    PF

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          _____
                                                     /    /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                            TX

--------------------------------------------------------------------------------
                                                       : (7) SOLE VOTING POWER
                                                       :     25,000  (Item 5)
                                                       :------------------------
                                                       : (8) SHARED VOTING POWER
 NUMBER OF SHARES BENEFICIALLY                         :
 OWNED BY EACH REPORTING                               :________________________
 PERSON WITH                                           : (9) SOLE DISPOSITIVE
                                                       :     POWER
                                                       :     25,000  (Item 5)
                                                       :------------------------
                                                       :(10) SHARED DISPOSITIVE
                                                       :     POWER
                                                       :

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          25,000 (Item 5)

--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                    ____
Warrants not currently exercisable within 60 days (Item 5)     /  X /

--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                  0.1%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                            IN

--------------------------------------------------------------------------------

              *SEE INSTRUCTIONS BEFORE FILLING OUT!   _

--------------------------------------------------------------------------------




--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No. 449638105                                                13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Michael J. Hay

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    PF

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          ____
                                                     /    /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                            TX

--------------------------------------------------------------------------------
                                                       : (7) SOLE VOTING POWER
                                                       :     6,250     (Item 5)
                                                       :------------------------
                                                       : (8) SHARED VOTING POWER
 NUMBER OF SHARES BENEFICIALLY                         :
 OWNED BY EACH REPORTING                               :________________________
 PERSON WITH                                           : (9) SOLE DISPOSITIVE
                                                       :     POWER
                                                       :     6,250     (Item 5)
                                                       :------------------------
                                                       :(10) SHARED DISPOSITIVE
                                                       :     POWER
                                                       :

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          6,250  (Item 5)

--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                   _____
Warrants not currently exercisable within 60 days (Item 5)     /  X /
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                  0.0%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                            IN

--------------------------------------------------------------------------------

              *SEE INSTRUCTIONS BEFORE FILLING OUT!_

--------------------------------------------------------------------------------




--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
CUSIP No. 449638105                                        13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
 James H. Pearson

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    WC

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          ____
                                                     /    /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                    TX

--------------------------------------------------------------------------------
                                                       : (7) SOLE VOTING POWER
                                                       :     25,000   (Item 5)
                                                       :------------------------
                                                       : (8) SHARED VOTING POWER
 NUMBER OF SHARES BENEFICIALLY                         :
 OWNED BY EACH REPORTING                               :________________________
 PERSON WITH                                           : (9) SOLE DISPOSITIVE
                                                       :     POWER
                                                       :     25,000   (Item 5)
                                                       :------------------------
                                                       :(10) SHARED DISPOSITIVE
                                                       :     POWER
                                                       :

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         25,000     (Item 5)

--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                   _____
Warrants not currently exercisable within 60 days (Item 5)     /  X /
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                  0.1%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                            IN

--------------------------------------------------------------------------------

              *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------




--------------------------------------------------------------------------------
                                                                         PAGE 25

--------------------------------------------------------------------------------

CUSIP No. 449638105                                                          13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Robert S. Conte

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    PF

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          ____
                                                     /    /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                            TX

--------------------------------------------------------------------------------
                                                       : (7) SOLE VOTING POWER
                                                       :     25,000    (Item 5)

                                                       :------------------------
                                                       : (8) SHARED VOTING POWER

 NUMBER OF SHARES BENEFICIALLY                         :
 OWNED BY EACH REPORTING                               :_______________________
 PERSON WITH                                           : (9) SOLE DISPOSITIVE
                                                       :     POWER
                                                       :     25,000    (Item 5)

                                                       :-----------------------
                                                       :(10) SHARED DISPOSITIVE
                                                       :     POWER
                                                       :

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          25,000  (Item 5)

--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                   _____
Warrants not currently exercisable within 60 days (Item 5)     /  X /
Also does not include 15,000 shares acquired outside of the Agreement (Item 3)

--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                  0.1%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                            IN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!_

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No. 449638105                                                      13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Jamey Fleck

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    PF

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          ____
                                                     /    /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                    TX

--------------------------------------------------------------------------------
                                                       : (7) SOLE VOTING POWER
                                                       :     25,000   (Item 5)

                                                       :------------------------
                                                       : (8) SHARED VOTING POWER

 NUMBER OF SHARES BENEFICIALLY                         :
 OWNED BY EACH REPORTING                               :________________________
 PERSON WITH                                           : (9) SOLE DISPOSITIVE
                                                       :     POWER
                                                       :     25,000   (Item 5)

                                                       :------------------------
                                                       :(10) SHARED DISPOSITIVE
                                                       :     POWER
                                                       :

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         25,000     (Item 5)

--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11

     EXCLUDES CERTAIN SHARES*                                   _____
Warrants not currently exercisable within 60 days (Item 5)     /  X /
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                  0.1%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                            IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No. 449638105                                                          13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
James W. McCartney

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    PF

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          ____
                                                     /    /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                            TX

--------------------------------------------------------------------------------
                                                       : (7) SOLE VOTING POWER
                                                       :     25,000   (Item 5)

                                                       :------------------------
                                                       : (8) SHARED VOTING POWER

 NUMBER OF SHARES BENEFICIALLY                         :
 OWNED BY EACH REPORTING                               :________________________
 PERSON WITH                                           : (9) SOLE DISPOSITIVE
                                                       :     POWER
                                                       :     25,000   (Item 5)

                                                       :------------------------
                                                       :(10) SHARED DISPOSITIVE
                                                       :     POWER
                                                       :

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         25,000     (Item 5)

--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                   _____
Warrants not currently exercisable within 60 days (Item 5)     /  X /
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                  0.1%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                            IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No. 449638105                                                          13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Daniel C. Arnold

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    PF

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          ____
                                                     /    /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                            TX

--------------------------------------------------------------------------------

                                                       : (7) SOLE VOTING POWER
                                                       :     25,000   (Item 5)

                                                       :------------------------
                                                       : (8) SHARED VOTING POWER

 NUMBER OF SHARES BENEFICIALLY                         :
 OWNED BY EACH REPORTING                               :________________________
 PERSON WITH                                           : (9) SOLE DISPOSITIVE
                                                       :     POWER
                                                       :     25,000   (Item 5)

                                                       :------------------------
                                                       :(10) SHARED DISPOSITIVE
                                                       :     POWER
                                                       :

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         25,000     (Item 5)

--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                   _____
Warrants not currently exercisable within 60 days (Item 5)     /  X /
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                  0.1%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                            IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No. 449638105                                                          13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Arnold 1997 Limited Partnership             Id. No. 760555313

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    PF

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          ____
                                                     /    /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                    TX

--------------------------------------------------------------------------------
                                                       : (7) SOLE VOTING POWER
                                                       :     25,000   (Item 5)

                                                       :------------------------
                                                       : (8) SHARED VOTING POWER

 NUMBER OF SHARES BENEFICIALLY                         :
 OWNED BY EACH REPORTING                               :________________________
 PERSON WITH                                           : (9) SOLE DISPOSITIVE
                                                       :     POWER
                                                       :     25,000   (Item 5)

                                                       :------------------------
                                                       :(10) SHARED DISPOSITIVE
                                                       :     POWER
                                                       :

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         25,000     (Item 5)

--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                   _____
Warrants not currently exercisable within 60 days (Item 5)     /  X /
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                  0.1%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                            PN

--------------------------------------------------------------------------------

              *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No. 449638105                                                          13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Eugene C. McColley

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    PF

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          ____
                                                     /    /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                    CO

--------------------------------------------------------------------------------
                                                       : (7) SOLE VOTING POWER
                                                       :     25,000   (Item 5)

                                                       :------------------------
                                                       : (8) SHARED VOTING POWER

 NUMBER OF SHARES BENEFICIALLY                         :
 OWNED BY EACH REPORTING                               :________________________
 PERSON WITH                                           : (9) SOLE DISPOSITIVE
                                                       :     POWER
                                                       :     25,000   (Item 5)

                                                       :------------------------
                                                       :(10) SHARED DISPOSITIVE
                                                       :     POWER
                                                       :

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         25,000     (Item 5)

--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                   _____
Warrants not currently exercisable within 60 days (Item 5)     /  X /
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                  0.1%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                            IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No. 449638105                                                          13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
George Johnson

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    PF

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          ____
                                                     /    /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                    CO

--------------------------------------------------------------------------------
                                                       : (7) SOLE VOTING POWER
                                                       :     25,000   (Item 5)

                                                       :------------------------
                                                       : (8) SHARED VOTING POWER

 NUMBER OF SHARES BENEFICIALLY                         :
 OWNED BY EACH REPORTING                               :________________________
 PERSON WITH                                           : (9) SOLE DISPOSITIVE
                                                       :     POWER
                                                       :     25,000   (Item 5)
                                                       :------------------------
                                                       :(10) SHARED DISPOSITIVE
                                                       :     POWER
                                                       :

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         25,000     (Item 5)

--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                   _____
Warrants not currently exercisable within 60 days (Item 5)     /  X /
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                  0.1%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                            IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No. 449638105                                                          13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Richard Huebner

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    PF

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          ____
                                                     /    /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                    CO

--------------------------------------------------------------------------------
                                                       : (7) SOLE VOTING POWER
                                                       :     12,500   (Item 5)

                                                       :------------------------
                                                       : (8) SHARED VOTING POWER

 NUMBER OF SHARES BENEFICIALLY                         :
 OWNED BY EACH REPORTING                               :________________________
 PERSON WITH                                           : (9) SOLE DISPOSITIVE
                                                       :     POWER
                                                       :     12,500   (Item 5)

                                                       :------------------------
                                                       :(10) SHARED DISPOSITIVE
                                                       :     POWER
                                                       :

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         12,500     (Item 5)

--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                   _____
Warrants not currently exercisable within 60 days (Item 5)     /  X /
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                  0.1%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                            IN

--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No. 449638105                                                          13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Virginia Stevens McDonald for the benefit of The Virginia Stevens
McDonald Revocable Living Trust

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    OO - Trust Funds

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          ____
                                                     /    /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                            CO

--------------------------------------------------------------------------------
                                                       : (7) SOLE VOTING POWER
                                                       :     12,500   (Item 5)

                                                       :------------------------
                                                       : (8) SHARED VOTING POWER

 NUMBER OF SHARES BENEFICIALLY                         :
 OWNED BY EACH REPORTING                               :________________________
 PERSON WITH                                           : (9) SOLE DISPOSITIVE
                                                       :     POWER
                                                       :     12,500   (Item 5)

                                                       :------------------------
                                                       :(10) SHARED DISPOSITIVE
                                                       :     POWER
                                                       :

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         12,500     (Item 5)

--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                   _____
Warrants not currently exercisable within 60 days (Item 5)     /  X /
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                  0.1%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                            IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


CUSIP No. 449638105                                                          13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Robert D. Nostrand

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------

(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    PF

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          ____
                                                     /    /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                            CO

--------------------------------------------------------------------------------

                                                       : (7) SOLE VOTING POWER
                                                       :     25,000   (Item 5)

                                                       :------------------------
                                                       : (8) SHARED VOTING POWER

 NUMBER OF SHARES BENEFICIALLY                         :
 OWNED BY EACH REPORTING                               :________________________
 PERSON WITH                                           : (9) SOLE DISPOSITIVE
                                                       :     POWER
                                                       :     25,000   (Item 5)

                                                       :------------------------
                                                       :(10) SHARED DISPOSITIVE
                                                       :     POWER
                                                       :

-----------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         25,000     (Item 5)

-----------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                   _____
Warrants not currently exercisable within 60 days (Item 5)     /  X /
-----------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                  0.1%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                            IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No. 449638105                                                          13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Jim Rubin

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    PF

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          ____
                                                     /    /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                    NY

--------------------------------------------------------------------------------
                                                       : (7) SOLE VOTING POWER
                                                       :     12,500   (Item 5)

                                                       :------------------------
                                                       : (8) SHARED VOTING POWER

 NUMBER OF SHARES BENEFICIALLY                         :
 OWNED BY EACH REPORTING                               :________________________
 PERSON WITH                                           : (9) SOLE DISPOSITIVE
                                                       :     POWER
                                                       :     12,500   (Item 5)

                                                       :------------------------
                                                       :(10) SHARED DISPOSITIVE
                                                       :     POWER
                                                       :

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         12,500     (Item 5)

--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                   _____
Warrants not currently exercisable within 60 days (Item 5)     /  X /
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                  0.1%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                            IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No. 449638105                                                          13D

-----------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Kathleen M. Malo for the benefit of The Kathleen M. Malo Trust

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    OO - Trust Funds

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          ____
                                                     /    /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                            CA

--------------------------------------------------------------------------------
                                                       : (7) SOLE VOTING POWER
                                                       :     12,500   (Item 5)

                                                       :------------------------
                                                       : (8) SHARED VOTING POWER

 NUMBER OF SHARES BENEFICIALLY                         :
 OWNED BY EACH REPORTING                               :________________________
 PERSON WITH                                           : (9) SOLE DISPOSITIVE
                                                       :     POWER
                                                       :     12,500   (Item 5)

                                                       :------------------------
                                                       :(10) SHARED DISPOSITIVE
                                                       :     POWER
                                                       :

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         12,500     (Item 5)

--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                   _____
Warrants not currently exercisable within 60 days (Item 5)     /  X /
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                  0.1%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                            IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No. 449638105                                                          13D

--------------------------------------------------------------------------------

(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Steven M. Bathgate

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    PF

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          ____
                                                     /    /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                    CO

--------------------------------------------------------------------------------
                                                       : (7) SOLE VOTING POWER
                                                       :     25,000   (Item 5)

                                                       :------------------------
                                                       : (8) SHARED VOTING POWER

 NUMBER OF SHARES BENEFICIALLY                         :
 OWNED BY EACH REPORTING                               :________________________
 PERSON WITH                                           : (9) SOLE DISPOSITIVE
                                                       :     POWER
                                                       :     25,000   (Item 5)

                                                       :------------------------
                                                       :(10) SHARED DISPOSITIVE
                                                       :     POWER
                                                       :

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         25,000     (Item 5)

--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                   _____
Warrants not currently exercisable within 60 days (Item 5)     /  X /
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                  0.1%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                            IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No. 449638105                                                          13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
James Edgar McDonald for the benefit of The James Edgar McDonald
Revocable Living Trust

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    OO - Trust Funds

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          ____
                                                     /    /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                    CO

--------------------------------------------------------------------------------
                                                       : (7) SOLE VOTING POWER
                                                       :     12,500   (Item 5)

                                                       :------------------------
                                                       : (8) SHARED VOTING POWER

 NUMBER OF SHARES BENEFICIALLY                         :
 OWNED BY EACH REPORTING                               :________________________
 PERSON WITH                                           : (9) SOLE DISPOSITIVE
                                                       :     POWER
                                                       :     12,500   (Item 5)

                                                       :------------------------
                                                       :(10) SHARED DISPOSITIVE
                                                       :     POWER
                                                       :

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         12,500     (Item 5)

--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                   _____
Warrants not currently exercisable within 60 days (Item 5)     /  X /
--------------------------------------------------------------------------------

(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                  0.1%

--------------------------------------------------------------------------------

(14) TYPE OF REPORTING PERSON*

                                            IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No. 449638105                                                          13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
FCS C/FBO Fred DuBoc IRA            ID No: 841111516

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    OO

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          ____
                                                     /    /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                    CO

--------------------------------------------------------------------------------
                                                       : (7) SOLE VOTING POWER
                                                       :     25,000   (Item 5)

                                                       :------------------------
                                                       : (8) SHARED VOTING POWER

 NUMBER OF SHARES BENEFICIALLY                         :
 OWNED BY EACH REPORTING                               :________________________
 PERSON WITH                                           : (9) SOLE DISPOSITIVE
                                                       :     POWER
                                                       :     25,000   (Item 5)

                                                       :------------------------
                                                       :(10) SHARED DISPOSITIVE
                                                       :     POWER
                                                       :

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         25,000     (Item 5)

--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                   _____
Warrants not currently exercisable within 60 days (Item 5)     /  X /
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                  0.1%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
                  OO -- IRA

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No. 449638105                                                          13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     Robert M. Nieder

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    PF

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          ____
                                                     /    /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                    CO

--------------------------------------------------------------------------------
                                                       : (7) SOLE VOTING POWER
                                                       :    12,500    (Item 5)

                                                       :------------------------
                                                       : (8) SHARED VOTING POWER

 NUMBER OF SHARES BENEFICIALLY                         :
 OWNED BY EACH REPORTING                               :________________________
 PERSON WITH                                           : (9) SOLE DISPOSITIVE
                                                       :     POWER
                                                       :    12,500    (Item 5)

                                                       :------------------------
                                                       :(10) SHARED DISPOSITIVE
                                                       :     POWER
                                                       :

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         25,000     (Item 5)

--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                   _____
Warrants not currently exercisable within 60 days (Item 5)     /  X /
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                  0.1%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                            IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No. 449638105                                                          13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     RichMay Ventures IV             Id No. applied for

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    WC

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          ____
                                                     /    /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                    MA

--------------------------------------------------------------------------------
                                                       : (7) SOLE VOTING POWER
                                                       :    25,000 (Item 5)

                                                       :------------------------
                                                       : (8) SHARED VOTING POWER

 NUMBER OF SHARES BENEFICIALLY                         :
 OWNED BY EACH REPORTING                               :________________________
 PERSON WITH                                           : (9) SOLE DISPOSITIVE
                                                       :     POWER
                                                       :     25,000 (Item 5)

                                                       :------------------------
                                                       :(10) SHARED DISPOSITIVE
                                                       :     POWER
                                                       :

--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  25,000  (Item 5)

--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                   _____
Warrants not currently exercisable within 60 days (Item 5)     /  X /
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                  0.1%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                            PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No. 449638105                                                          13D

--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     Tim D. Relyea

--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
         *Joint Filing pursuant to Rule 13d-l(k)(1)

                                                       ----
                                                  (a) /___/

                                                       ----
                                                  (b) /___/

--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

                                    PF

--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)          ____
                                                     /    /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                    TX

--------------------------------------------------------------------------------
                                                       : (7) SOLE VOTING POWER
                                                       :    25,000 (Item 5)

                                                       :------------------------
                                                       : (8) SHARED VOTING POWER

 NUMBER OF SHARES BENEFICIALLY                         :
 OWNED BY EACH REPORTING                               :________________________
 PERSON WITH                                           : (9) SOLE DISPOSITIVE
                                                       :     POWER
                                                       :     25,000 (Item 5)

                                                       :------------------------
                                                       :(10) SHARED DISPOSITIVE
                                                       :     POWER
                                                       :

-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  25,000  (Item 5)

--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
     EXCLUDES CERTAIN SHARES*                                   _____
Warrants not currently exercisable within 60 days (Item 5)     /  X /
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                  0.1%

--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

                                            IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------

Item 1. Security and Issuer

         The class of equity securities to which this statement on Schedule 13D relates is the Common Stock, $0.001 par value per share, along with warrants for said Common Stock ("Securities"), of IJNT.NET, Inc. (the "Issuer"), a Delaware corporation, with principal offices located at 2800 Lafayette Newport, CA 92663. Please note that the aforesaid warrants are not currently exercisable within 60 days and therefore, pursuant to SEC Rule 13d-3(d)(1)(I)(A), the Reporting Persons do not yet have beneficial ownership of the Common Stock to which such warrants relate.

Item 2. Identity and Background

         This statement is being filed by Crest Financial Limited, Legacy Trust Company, SRS Internet Holdings Ltd., Canfield Corporation, Daniel A. Breen, Jr., Windmill Capital, L.P., John R. Jakobson, Robert L. Burch III , Finger Interests Number One, Ltd., KA Ltd., OFH, Ltd., Rush H. Record, Preston Moore, Jr., A. John Knapp, Trustee for the benefit of Andover/IJNT, L.P., Allan Carlisle and Gloria Goldston King Revocable Trust, Harold S. Hook, J. Evans Attwell, Richard
H. Skinner, Sunlaws Limited, DE-LR Partners, L.P., Charles W. Duncan III, Michael J. Hay , James H. Pearson, Robert S. Conte, M.D., M.P.H., Jamey Fleck, James W. McCartney, Daniel C. Arnold, Arnold 1997 Limited Partnership, Eugene C. McColley, George Johnson, Richard Huebner, The Virginia Stevens McDonald Revocable Living Trust, Robert D. Nostrand, Jim Rubin, The Kathleen M. Malo Trust, Steven M. Bathgate, The James Edgar McDonald Revocable Living Trust, FCS C.FBO Fred DuBoc IRA, Robert M. Nieder, RichMay Ventures IV and Tim D. Relyea. Those of the foregoing persons signing this Schedule 13D are hereafter referred to as the "Reporting Persons".

         The foregoing entities in the aggregate own beneficially more than 5% of a class of equity securities of a particular issuer as of January 10, 2000 solely as a result of their contemporaneous purchase of Securities during the period January 4, 2000 through January 10, 2000. No Reporting Person claims to be, directly or indirectly, the beneficial owner of the Securities of any other Reporting Person. Without limiting the foregoing, except as disclosed in Exhibit II with respect to certain entities whose officers have also purchased Securities under the Agreement as individuals, no Reporting Person has (1) voting power, which includes the power to vote, or to direct the voting of, the Securities of any other Reporting Person or
(2) investment power, which includes the power to dispose, or direct the disposition of, the Securities of any other Reporting Person. While the Reporting Persons have elected to make this filing under Regulation 13d of the Securities Exchange Act of 1934, neither the execution of the Agreement nor the filing of this Schedule 13D shall be deemed an acknowledgment by any Reporting Person that it is a member of a "group" as defined in Rule 13d-5 under said Regulation 13d. In order to avoid any question as to whether their beneficial ownership necessitates filing with the Commission, these persons have decided to file this beneficial ownership report and thereby to provide more expansive disclosure than may be necessary.

         Each of the Reporting Persons has presented the following information for itself only, and no Reporting Person has provided, or is responsible for, the information by any other Reporting Person.

                  IDENTITY AND BACKGROUND OF REPORTING PERSONS

         Crest Financial Limited, 600 Travis Street, Suite 6800 Houston, TX 77002, a Texas limited partnership.

         Legacy Trust Company, 600 Jefferson Street, Suite 350, Houston TX 77002, a Texas corporation.

         SRS Internet Holdings Ltd., 1177 West Loop South, Suite 1450, Houston, TX 77024, a Texas limited partnership.

         Canfield Corporation, CITCO Building, Attn.: Ms. Agnita Solomon, Wickman's Cay, Road Town, Tortola, British Virgin Islands, a British Virgin Islands corporation.

         Daniel A. Breen, Jr., Partner, Brecco Holdings, Inc. 700 Louisiana, Suite 2410 Houston, TX 77002 P.O. Box 61509 Houston, TX 77208, a citizen of TX.

--------------------------------------------------------------------------------

         Windmill Capital, L.P., 700 Louisiana, Suite 2410 Houston, TX 77002 P.O. Box 61509 Houston, TX 77208, a Texas limited partnership.

         John R. Jakobson, Private Investor, 900 Third Avenue, 27th Floor New York, NY 10022, a citizen of NY.

         Robert L. Burch III, Private Investor, One Rockefeller Plaza, Room 302 New York, NY 10020, a citizen of NY.

         Finger Interests Number One, Ltd., 520 Post Oak Blvd., Suite 750 Houston, TX 77027, a Texas limited partnership.

         KA Ltd., 2410 Locke Lane Houston, TX 77019, a Texas limited partnership.

         OFH, Ltd., 3900 Essex, Suite 1010 Houston, TX 77027, a Texas limited partnership.

         Rush H. Record, Retired, 2500 First City Tower 1001 Fannin Street Houston, TX 77002, a citizen of TX.

         Preston Moore, Jr., Private Investor, One Riverway, Suite 1400 Houston, TX 77056, a citizen of TX.

         A. John Knapp, Trustee, for the benefit of Andover/IJNT, L.P., Retired, Andover Group Incorporated, c/o Travis, Suite 2205, Houston, TX 77002, a citizen of TX.

         Alan C. King for the Benefit of Allan Carlisle and Gloria Goldston King Revocable Trust, 800 Bering Drive, Suite 305 Houston, TX 77057, a citizen of TX.

         Harold S. Hook, Retired, 2727 Allen Parkway, Suite 1601 Houston, TX 77019-2125, a citizen of TX.

         J. Evans Attwell, Retired, 3415 First City Tower 1001 Fannin Street Houston, TX 77002, a citizen of TX.

         Richard H. Skinner, Retired, Bank One Center 910 Travis, Suite 1960 Houston, TX 77002, a citizen of TX.

         Sunlaws Limited, Bank One Center 910 Travis, Suite 1960 Houston, TX 77002, a Texas limited partnership.

         DE-LR Partners, L.P., 600 Travis Street, Suite 6100 Houston, TX 77002-3007, a Texas limited partnership.

         Charles W. Duncan III, Private Investor, 600 Travis Street, Suite 6100 Houston, TX 77002-3007, a citizen of TX.

         Michael J. Hay, Private Investor, 600 Travis Street, Suite 6100 Houston, TX 77002-3007, a citizen of TX.

         James H. Pearson, Attorney, 4028 Overbrook, Houston TX 77027, a citizen of TX.

         Robert S. Conte, Physician, Corporate Healthcare Management, 11 Charleston South Sugarland, TX 77478, a citizen of TX.

         Jamey Fleck, Account Manager, Intel Corporation, 14 North Cheska Lane Houston, TX 77024, a citizen of TX.

         James W. McCartney, Private Investor, 1001 Fannin Street, Suite 2640, Houston, TX 77002, a citizen of TX.

         Daniel C. Arnold, Private Investor, 1001 Fannin Street, Suite 720, Houston, TX 77002, a citizen of TX.

--------------------------------------------------------------------------------

         Arnold 1997 Limited Partnership, 1001 Fannin Street, Suite 720, Houston, TX 77002, a Texas limited partnership.

         Eugene C. McColley, Investment Banker, Bathgate McColley Capital Group, 5350 South Roslyn Street, #380, Englewood CO 80111, a citizen of CO.

         George Johnson, Executive, Fiserv, 6 Churchill Drive, Englewood CO 80110, a citizen of CO.

         Richard Huebner, Executive, Fiserv, 16318 E. Berry Avenue, Aurora, CO 80015, a citizen of CO.

         Virginia Stevens McDonald, Private Investor, for the benefit of The Virginia Stevens McDonald Revocable Living Trust, 6044 E. Briarwood Drive, Englewood CO 80112, a citizen of CO.

         Robert D. Nostrand, Real Estate Investor and Developer, RDN Properties, 288 Clayton Street, Suite 204, Denver CO 80206, a citizen of CO.

         Jim Rubin, Real Estate Developer, 51 East 42nd Street #516, New York, NY 10017, a citizen of NY.

         Kathleen M. Mayo, Institutional Sales, Montgomery Securities, for the benefit of The Kathleen M. Mayo Trust, 835 Augusta Drive, Moraga, CA 94556, a citizen of CA.

         Steven M. Bathgate, Investment banker, Bathgate McColley Investment Group, 5350 South Roslyn Street, #380, Englewood CO 80111, a citizen of CO.

         James Edgar McDonald, Private Investor, for the benefit of The James Edgar McDonald Revocable Living Trust, 6044 E. Briarwood Drive, Englewood CO 80112, a citizen of CO.

         FCS C/FBO Fred DuBoc IRA, Money Manager, 1125 17th Street, Suite 1700, Denver, CO 80202, a citizen of CO.

         Robert M. Nieder, Private Investor, 8 Glenmoor Circle, Englewood CO, 80110-7121, a citizen of CO.

         RichMay Ventures IV, 176 Federal Street, Boston MA, 02110-2223, a Massachusetts partnership.

         Tim D. Relyea, Executive Vice President, Cushman Realty Corp., 2800 Post Oak Blvd., Suite 5300, Houston, TX 77056-6111, a citizen of TX.

         To the knowledge of each Reporting Person with respect to itself, none of the foregoing Reporting Persons has been convicted in a criminal proceeding during the last five years, nor has any of the Reporting Persons been subject to a civil judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to federal or state securities laws, or finding any violation with respect to such laws.

         Information regarding the General Partners, Executive Officers and Directors of those Reporting Persons that are limited partnerships or corporations and for such General Partners that are corporations, is provided in
Exhibit II to this Schedule 13D and is hereby incorporated by reference.

         Please note that none of the Reporting Persons individually is the beneficial owner of more than five percent (5%) of the Securities and this
Schedule 13D is being filed solely as a precautionary matter pursuant to Rule 13d-5(b)(1) due to the contemporaneous purchase of securities pursuant to the Agreement. The Reporting Persons do not contemplate further amendments to this
Schedule 13D in the event any one or more Reporting Persons individually purchases additional Securities of the Company except to the extent such purchases are material. Such additional purchases would not be subject to the Agreement and, to the extent that a "group" exists as defined in said Rule 13d-5(b)(1), any such Securities would not be subject to the

--------------------------------------------------------------------------------
terms and conditions of the Agreement and would not relate to the Securities owned by any such "group". In the event any Reporting Person individually were to acquire more than five percent (5%) of the beneficial ownership in the Securities of the Company, including any shares purchased pursuant to the Agreement, that Reporting Person would be responsible for filing its own individual report on Schedule 13D or, if applicable, Schedule 13G.

Item 3. Source and Amount of Funds or Other Consideration

         The Reporting Persons used an aggregate amount of approximately $7,975,000 to purchase the Securities reported as beneficially owned in Item 5 below. Those Reporting Persons that are individuals used Personal Funds to finance the purchase of the securities. Those Reporting Persons that are Corporations, Partnerships or other business entities used Working Capital to finance the purchase of the securities. Those Reporting Persons that are trustees used the funds of the trust to finance the purchase of the securities. None of the Reporting Persons borrowed any funds in order to pay the purchase price of the securities.

         The following is a list of Reporting Persons who owned shares of the issuer prior to the purchase that has led to the filing of this schedule. As this filing is made on behalf of the Reporting Persons as a result of their connection through the Agreement and these prior purchased shares are not subject to the rights granted under the Agreement, these shares have not been included in the calculation of beneficial ownership for the purposes of Item 5 of this Schedule 13D.

         REPORTING PERSON                            SHARES

         J. Evans Attwell                            20,000*

         Richard Skinner                              5,000

         Sunlaws Limited                              5,000

         Robert Conte                                16,000

         Rush Record                                  5,000

---------------

* Mr. Attwell purchased 10,000 shares on his own behalf, and 10,000 shares for the benefit of an IRA in his name.

Item 4. Purpose of Transaction

         Each of the Reporting Persons has purchased and holds the Securities reported by it for investment for one or more accounts over which it has shared, sole, or both investment and/or voting power, for its own account.

         Other than as described within this item, none of the Reporting Persons has any present plans or proposals which relate to or would result in any transaction, change or event specified in clauses (a) through (j) of Item 4 of the Schedule 13D. As described in Exhibit I, which contains a summary of the collective rights of the Reporting Persons under the Agreement, the Reporting Persons, as shareholders, will be entitled to designate one director for the Board of Directors of the Company in accordance with the Agreement. The identity of such director has not yet been decided.

Item 5. Interest In Securities Of The Issuer

         (a) The aggregate number and percentage of Securities to which this
Schedule 13D relates is 1,993,750 shares and warrants for 498,437.50 shares*, the issued shares representing 10.07% of the 19,793,681 outstanding shares of the issuer, this number being equal to the number of shares outstanding as of December 22,1999 in addition to those being issued to the Reporting Persons following the closing of the Agreement. The Reporting Persons beneficially own those Securities as follows:

--------------------------------------------------------------------------------


                                   Shares of                   % of
                                   Common                      Class of
Name                               Stock          Warrants*     Common**

Crest Financial Limited:            187,500         46,875       0.9%

Legacy Trust Company:               187,500         46,875       0.9%

SRS Internet Holdings Ltd.          100,000         25,000       0.5%

Canfield Corporation                 25,000          6,250       0.1%

Daniel A. Breen, Jr                 3 7,500          9,375       0.2%

Windmill Capital, L.P.              250,000         62,500       1.3%

John R. Jakobson                     25,000          6,250       0.1%

Robert L. Burch III                  25,000          6,250       0.1%

Finger Interests Number

One, Ltd.                           25,000           6,250       0.1%

KA Ltd.                             12,500           3,125       0.1%

OFH, Ltd.                           87,500          21,875       0.4%

Rush H. Record                      12,500           3,125       0.1%

Preston Moore, Jr.                  25,000           6,250       0.1%

A. John Knapp, Trustee, for the     50,000          12,500       0.3%
Benefit of Andover/IJNT, L.P.

Allan Carlisle and Gloria
Goldston King Revocable Trust      100,000          25,000       0.5%

Harold S. Hook                      62,500          15,625       0.3%

J. Evans Attwell                    75,000          18,750       0.4%

Richard H. Skinner                  25,000           6,250       0.1%

Sunlaws Limited                     50,000          12,500       0.3%

DE-LR Partners, L.P.               200,000          50,000       1.0%

Charles W. Duncan III               25,000           6,250       0.1%

Michael J. Hay                       6,250         1,562.5       0.0%

James H. Pearson                    25,000           6,250       0.1%

Robert S. Conte, M.D., M.P.H.       25,000           6,250       0.1%

Jamey Fleck                         25,000           6,250       0.1%

James W. McCartney                  25,000           6,250       0.1%

Daniel C. Arnold                    25,000           6,250       0.1%

Arnold 1997 Limited Partnership     25,000           6,250       0.1%

Eugene C. McColley                  25,000           6,250       0.1%

George Johnson                      25,000           6,250       0.1%


--------------------------------------------------------------------------------




Richard Huebner                     12,500           3,125       0.1%

The Virginia Stevens McDonald       12,500           3,125       0.1%
Revocable Living Trust

Robert D. Nostrand                  25,000           6,250       0.1%

Jim Rubin                           12,500           3,125       0.1%

Kathleen M. Malo Trust              12,500           3,125       0.1%

Steven M. Bathgate                  25,000           6,250       0.1%

The James Edgar McDonald

Revocable Living Trust              12,500           3,125       0.1%

FCS C/FBO Fred DuBoc IRA            25,000           6,250       0.1%

Robert M. Nieder                    12,500           3,125       0.1%

RichMay Ventures IV                 25,000           6,250       0.1%

Tim Relyea                          25,000           6,250       0.1%

--------------------------

* The Reporting Persons have elected to disclose the amounts of warrants for common stock in the Company each currently possesses pursuant to the Agreement. However, under SEC Rule 13d-3(d)(1)(I)(A) a person is only deemed to be a beneficial owner of securities they have the right to acquire through the exercise of a warrant where the warrant is exercisable within sixty days. Since the warrants are not currently exercisable within sixty days of the filing of this Schedule 13D, the shares the Reporting Persons have a right to acquire through the exercise of the warrants listed above are not deemed currently beneficially owned by the Reporting Persons and are thus not included in the calculation of percentages. The exercise price of the warrants is $9.8792 per share.

** These percentages are rounded to the nearest tenth of a percentage, pursuant to the SEC Schedule 13D instructions. Therefore, both 12,500 shares and 25,000 shares appear on the chart as 0.1%, as 12,500 shares is equal to approximately 0.06% and 25,000 shares is equal to approximately 0.12%.

         The filing of this Schedule 13D shall not be construed as an admission that any Reporting Person is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act, the beneficial owner of any securities covered in this
Schedule 13D.

         (b) Each of the Reporting Persons has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the Securities reported for it for its own benefit.

         (c) To the knowledge of each Reporting Person with respect to itself, except for purchases pursuant to the Agreement, there has been no purchase of the Company's Common Stock by the Reporting Persons during the past sixty days.

         (d) Not applicable.

         (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         The Reporting Persons have entered into the Agreement with the Issuer. The portions of the Agreement which provide collective rights to the Reporting Persons are attached hereto as Exhibit I. As set forth in Exhibit I, under the Agreement, the Reporting Persons have the right to designate one director for the Company's Board of Directors.

--------------------------------------------------------------------------------

Item 7.   Material to be Filed as an Exhibit

         Exhibit I - containing relevant portions of the Agreement.




--------------------------------------------------------------------------------

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.*

* This Schedule 13D is being jointly filed in accordance with Rule 13d-l(k)(1). In accordance with such Rule, by executing above, each of the Reporting Persons acknowledges that the Schedule 13D is being filed on behalf of all the Reporting Persons. Each Reporting Person, however, is responsible for the completeness and accuracy of the information provided herein with respect to itself and no Reporting Person is responsible for the completeness and accuracy of the information provided herein with respect to any other Reporting Person, except to the extent it knows, or has reason to believe, such information is innaccurate.

Dated:  January 10, 2000

                              CREST FINANCIAL LIMITED
                              By: Crest Investment Company
                                  General Partner

                                       /s/ Joseph Peacock
                              By: ___________________________________

                                  Joseph Peacock, Vice President

                              LEGACY TRUST COMPANY

                                       /s/ Ned Naumes
                              By: ___________________________________

                                  Ned Naumes, President

                              SRS INTERNET HOLDINGS LTD.

                                       /s/ Masoud Ladjevardian
                              By: ___________________________________

                                    President, Sierra Advisory,
                                    General Partner of SRS
                              Its: __________________________________

                              CANFIELD CORPORATION

                                       /s/ Nicola Gillespie and Daphne
                                           Wattley

                                    Tortola Corporation
                                    Company Limited
                              By: ___________________________________

                                    Director
                              Its: __________________________________

                              DANIEL A. BREEN, JR

                                       /s/ Daniel Breen Jr.
                              _______________________________________


                              WINDMILL CAPITAL, L.P.

                                       /s/ Daniel Breen Jr.
                              By: ___________________________________

                                    President of Breeco Holdings,
                                    Inc., General Partner of Breeco
                                    Management, L.P., General
                                    Partner of Windmill Capital, L.P.
                              Its: __________________________________

                              JOHN R. JAKOBSON

                                       /s/ John Jakobson

                              _______________________________________




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                                                                         PAGE 51

                               ROBERT L. BURCH III

                                        /s/ Robert L. Burch III

                               ______________________________________



                               FINGER INTERESTS NUMBER ONE, LTD.

                                        /s/ Jonathan Finger
                               By: __________________________________

                                      General Partner
                               Its: _________________________________

                               K.A. LIMITED

                                        /s/ Kirby Attwell
                               By: __________________________________

                                      General Partner
                               Its: _________________________________

                               OFH, LTD.

                                        /s/ O. Holcombe Crosswell
                               By: __________________________________

                                      General Partner
                               Its: _________________________________

                               RUSH H. RECORD

                                        /s/ Rush H. Record

                               ______________________________________

                               PRESTON MOORE, JR.

                                        /s/ Preston Moore, Jr.

                               ______________________________________

                               A. JOHN KNAPP, TRUSTEE for the benefit of Andover/IJNT, L.P.

                                        /s/ A. John Knapp

                               ______________________________________

                               ALLAN CARLISLE AND GLORIA GOLDSTONE KING
                               REVOCABLE TRUST

                                        /s/ Allan C. King
                               By: __________________________________

                                      Trustee
                               Its: _________________________________

                               HAROLD S. HOOK

                                        /s/ Harold Hook

                               ______________________________________

                               J. EVANS ATTWELL
                                        /s/ J. Evans Attwell

                               ______________________________________




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                                                                         PAGE 52

                                 RICHARD H. SKINNER

                                          /s/ Richard Skinner

                                 ______________________________________


                                 SUNLAWS LIMITED

                                          /s/ Richard Skinner
                                 By: __________________________________

                                      General Partner
                                 Its: _________________________________

                                 DE-LR PARTNERS, L.P.

                                          /s/ Charles W. Duncan III.
                                 By: __________________________________

                                      General Partner
                                 Its: _________________________________

                                 CHARLES W. DUNCAN III

                                          /s/ Charles W. Duncan III.

                                 ______________________________________


                                 MICHAEL J. HAY

                                          /s/ Michael Hay

                                 ______________________________________


                                 JAMES H.PEARSON

                                          /s/ James Pearson

                                 ______________________________________


                                 ROBERT S. CONTE, M.D., M.P.H

                                          /s/ Robert Conte

                                 ______________________________________


                                 JAMEY FLECK

                                          /s/ Jamey Fleck

                                 ______________________________________


                                 JAMES W. MCCARTNEY

                                          /s/ James McCartney

                                 ______________________________________


                                 DANIEL C. ARNOLD

                                          /s/ Daniel Arnold

                                 ______________________________________




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                                                                         PAGE 53

                                  ARNOLD 1997 LIMITED PARTNERSHIP

                                           /s/ Daniel Arnold
                                  By: __________________________________

                                        General Partner
                                  Its: _________________________________

                                  EUGENE C. MCCOLLEY

                                           /s/ Eugene McColley

                                  ______________________________________


                                  GEORGE JOHNSON

                                           /s/ George Johnson

                                  ______________________________________


                                  RICHARD HUEBNER

                                           /s/ Richard Huebner

                                  ______________________________________


                                  THE VIRGINIA STEVENS MCDONALD REVOCABLE
                                           LIVING TRUST

                                           /s/ Virginia Stevens McDonald
                                  By:__________________________________

                                        Trustee
                                  Its: _________________________________

                                  ROBERT D. NOSTRAND

                                           /s/ Robert D. Nostrand

                                  ______________________________________


                                  JIM RUBIN

                                           /s/ Jim Rubin

                                  ______________________________________


                                  KATHLEEN M. MALO TRUST

                                           /s/ Kathleen Malo
                                  By: __________________________________

                                        Trustee
                                  Its: _________________________________

                                  STEVEN M. BATHGATE

                                           /s/ Steven Bathgate

                                  ______________________________________




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                                                                         PAGE 54

                                      THE JAMES EDGAR MCDONALD REVOCABLE
                                               LIVING TRUST

                                               /s/ James Edgar McDonald
                                      By: __________________________________

                                             Trustee
                                      Its: _________________________________

                                      FCS C/FBO FRED DUBOC IRA

                                               /s/ Fred DuBoc
                                      By: __________________________________


                                      ROBERT M. NIEDER

                                               /s/ Robert Nieder

                                      ______________________________________


                                      RICHMAY VENTURES IV

                                               /s/ Emmett Lyne
                                      By: __________________________________

                                            Managing Partner
                                      Its: _________________________________

                                      TIM D. RELYEA

                                               /s/ Tim Relyea

                                      ______________________________________




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                                                                         PAGE 55

                                    EXHIBIT I

         Pursuant to the Common Stock Purchase and Subscription Agreement ("Agreement"), the Company issued to 41 investors ("Investors") a total of 1,993,750 shares of its Common Stock ("Purchased Shares") for an aggregate consideration of $7,975,000 and warrants to purchase an additional 498,437.5 shares of its Common Stock at a price of $9.8792 per share. The initial closing for the Agreement occurred on January 4, 2000, and was thereafter extended through Monday, January 10, 2000 in order that the composition of the Investors and the amount of their investments could be finalized. The identities of the final Investors and the amounts of their respective investments were not finalized until January 10, 2000.

         The Agreement provides for the several, but not joint, acquisition of the Purchased Shares by the Investors and was executed by the Investors individually and not as a group. The Agreement provides certain rights to all of the Investors as described below.

         Section 1.3 of the Agreement provides for the contingent issuance of additional shares as follows:

                  SECTION 1.3. CONTINGENT ISSUANCE OF ADDITIONAL PURCHASED SHARES AND WARRANTS. In the event that at any time during the four (4) months period commencing on the first anniversary of the Closing Date, the average bid price per share of the Company's Common Stock for fifteen (15) consecutive trading days shall be less than $4.00 per share, then the Company shall promptly (but in no event later than ten
         (10) days following the triggering date) issue to the Investors additional shares ("Additional Purchased Shares") in an amount necessary to make up the difference between $4.00 per share and the average bid price per share. The formula for determining the number of Additional Purchased Shares to be issued to each Investor under this
         Section 1.3 shall be as follows: (a) four (4) divided by said average bid price per share (b) multiplied by the number of Purchased Shares purchased by such Investor (c) minus the number of Purchased Shares purchased by such Investor. Such Additional Purchased Shares shall not be subject to reclamation by the Company in the event the average bid price per share of the Company's Common Stock subsequently increases to $4.00 or above. The Investors shall not take any affirmative actions designed to reduce the average bid price per share of the Company's Common Stock in order to trigger the issuance of Additional Purchased Shares contemplated in this Section 1.3.

         Section 3.5 of the Agreement provides for Board of Directors observer rights as follows:

                  SECTION 3.5. OBSERVER TO THE BOARD OF DIRECTORS. Effective upon the Closing, the Investors shall have the right to designate a person (and an alternate to act in the case the original cannot) who will be appointed to the Company's Board of Directors as an observer, to receive notices of, and be permitted to attend and observe (but not participate in any manner), all meetings of the Company's Board of Directors and any committee thereof; provided that the Company will reimburse said observer for all costs reasonably incurred in attending any such meetings (including air travel and lodging cost).

         Section 4.5 of the Agreement provides certain additional protective rights for the Investors as follows:

                  SECTION 4.5. CERTAIN SALES OF ADDITIONAL SECURITIES. (a) The Company hereby covenants and agrees that it shall not, during the two year period following the Closing Date offer, issue or sell any (i) shares of capital stock (including common or preferred shares) of the Company, (ii) securities convertible into or carrying any rights to purchase capital stock of the Company, or (iii) options, warrants or other rights to subscribe for, purchase or otherwise acquire any capital stock of the Company on terms as favorable or more favorable than the terms set forth in this Agreement, without the advance




--------------------------------------------------------------------------------
         written consent of the holders of at least two-thirds of the Purchased Shares of the Investors. Each Investor shall have the right to elect to purchase a number of the shares so offered by the Company based on the ratio which the Common Stock of the Company owned by the Investor or obtainable by said Investor upon exercise of the Warrants owned by him/her bears to all the issued and outstanding shares of Common Stock of the Company, including shares of Common Stock issuable upon exercise of the Warrants or other convertible securities. The Company's offer to the Investors shall remain open and irrevocable for a period of seven
         (7) days. Promptly upon the expiration of such seven (7) day period, the Company shall, in writing, inform each Investor which elects to purchase all the securities available to it of any other Investor's failure to do likewise. During the ten (10) day period commencing after the receipt of such information, each fully exercising Investor shall have the right to elect to purchase up to its proportionate share of the securities not subscribed for by the other Investors based on the ratio which the Common Stock of the Company owned by the fully exercising Investor or obtainable by said Investor upon the exercise of the Warrants owned by him/her bears to the Common Stock of the Company owned by, or obtainable upon the exercise of the Warrants owned by, all fully exercising Investors who desire to purchase certain of the unsubscribed for securities.

                           (b) Notwithstanding paragraph (a) above, the Company may from the date hereof issue shares of Common Stock, warrants, or options to purchase Common Stock to directors, officers, employees or consultants of the Company in connection with their service as directors of the Company, their employment by the Company or their retention as consultants by the Company pursuant to a stock option plan, special grant or employment agreement approved in advance by the Board of Directors of the Company, provided that in no event shall the shares available for such stock option plan, special grants or employment agreements (including any shares related to any stock option plan, special grants or employment agreements offered by any subsidiaries of the Company) following the Closing Date exceed in the aggregate fifteen (15%) percent of the issued and outstanding shares of Common Stock on a fully diluted basis assuming the exercise of all of the Warrants, any conversion rights of the Series A Preferred Stock and any other similar rights to the Common Stock.

                           (c) Notwithstanding paragraph (a) above, the Company may contemporaneously sell to parties other than the Investors not more than 500,000 shares of Common Stock at a price of not less than four dollars ($4.00) per share, provided that the sale of such additional 500,000 shares of Common Stock shall be closed before January 4, 2000.

         Section 4.8 provides for certain Board of Directors representation rights for the Investors as follows:

                  SECTION 4.8. BOARD REPRESENTATIVES. The Company has represented to the Investors that it is, and will be, the Company's policy to create as soon as feasible (subject to stockholder approval) a Board of Directors, the majority of whom are independent outside directors. In this connection, upon the request of two-thirds of the Investors, the Company shall have a representative of the Investors (as selected by the Investors) elected to the Board of Directors of the Company subject to Board approval within one hundred twenty (120) days of the Closing hereunder. The Board shall not unreasonably delay or withhold its approval of a Director proposed by the Investors. Upon the request of two-thirds of the Investors, the Company shall include a representative of the Investors (as selected by the Investors) on management's slate of nominees for Directors in each year so long as the Investors, in the aggregate, own at least one-half of the number of Purchased Shares originally purchased hereunder.



--------------------------------------------------------------------------------
                                                                         PAGE 57

                                   EXHIBIT II

INFORMATION WITH RESPECT TO GENERAL PARTNERS, EXECUTIVE OFFICERS AND DIRECTORS FOR THOSE REPORTING PERSONS THAT ARE LIMITED PARTNERSHIPS AND CORPORATIONS.

         The following sets forth the general partners, executive officers and directors for those Reporting Persons that are either limited partnerships or corporations, and the general partners, executive officers and directors for those general partners that are limited partnerships or corporations, pursuant to Instruction C for Schedule 13D and is incorporated by reference into Item 2 of Schedule 13D.

         To the knowledge of each Reporting Person with respect to itself, none of the following listed persons has been convicted in a criminal proceeding during the last five years, nor has any of the Reporting Persons been subject to a civil judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to federal or state securities laws, or finding any violation with respect to such laws.

CREST FINANCIAL LIMITED, A TEXAS LIMITED PARTNERSHIP, 600 TRAVIS STREET, SUITE 6800 HOUSTON, TX 77002

         General Partner:

                  Crest Investment Company, a Texas Corporation, 600 Travis Street, Suite 6800 Houston, TX 77002

                           Officers:

                                    Dees Osborn, President, 600 Travis Street,
                                    Suite 6800 Houston, TX 77002, citizen of
                                    Texas

                                    Joseph W. Peacock, Vice President, 600
                                    Travis Street, Suite 6800 Houston, TX 77002, citizen of Texas

                                    Bernice Holland, Secretary, 600 Travis
                                    Street, Suite 6800 Houston, TX 77002,
                                    citizen of Texas

                                    Marie Vajdek, Assistant Secretary, 600
                                    Travis Street, Suite 6800 Houston, TX 77002, citizen of Texas

                           Director:

                                    Jamal Daniel, 600 Travis Street, Suite 6800
                                    Houston, TX 77002, a citizen of Texas

LEGACY TRUST COMPANY, a Texas corporation, 600 Jefferson Street, Suite 350, Houston TX 77002

         Directors:

                  Edward R Naumes, c/o Legacy Trust Company, 600 Jefferson Street, Suite 350, Houston TX 77002, citizen of Texas

                  Harry H. Cullen, c/o Legacy Trust Company, 600 Jefferson Street, Suite 350, Houston TX 77002, citizen of Texas

                  Isaac Arnold, c/o Legacy Trust Company, 600 Jefferson Street, Suite 350, Houston TX 77002, citizen of Texas

                  Harris Kempner, c/o Legacy Trust Company, 600 Jefferson Street, Suite 350, Houston TX 77002, citizen of Texas

                  Champion Traylor, c/o Legacy Trust Company, 600 Jefferson Street, Suite 350, Houston TX 77002, citizen of Texas




--------------------------------------------------------------------------------

         Officers:

                  Edward R, Naumes, President and Chief Executive Officer, Legacy Trust Company, 600 Jefferson Street, Suite 350, Houston TX 77002, citizen of Texas

                  Gary Hippenstiel, Chief Investment Officer, Legacy Trust Company, 600 Jefferson Street, Suite 350, Houston TX 77002, citizen of Texas

                  Glen Francis, Chief Operations Officer, Legacy Trust Company, 600 Jefferson Street, Suite 350, Houston TX 77002, citizen of Texas

SRS INTERNET HOLDINGS, LTD., a Texas limited partnership, 1177 West Loop South, Suite 1450, Houston, TX 77024

         General Partner:

                  Sierra Advisory, L.L.C., a Texas limited liability company, 1177 West Loop South, Suite 1450, Houston, TX 77024

                           Officer:

                           Masoud Ladjevardian, President, 1177 West Loop South, Suite 1450, Houston, TX 77024, citizen of Texas

                           Director:

                           Masoud Ladjevardian, 1177 West Loop South, Suite 1450, Houston, TX 77024, citizen of Texas

WINDMILL CAPITAL, L.P., a Texas limited partnership, 700 Louisiana, Suite 2410 Houston, TX 77002 P.O. Box 61509 Houston, TX 77208

         General Partner:

                  Breeco Management, L.P., a Delaware limited partnership, 700 Louisiana, Suite 2410 Houston, TX 77002 P.O. Box 61509 Houston, TX 77208

                           General Partner:

                                    Breeco Holdings, Inc., a Texas corporation,
                                    700 Louisiana, Suite 2410 Houston, TX 77002
                                    P.O. Box 61509 Houston, TX 77208

                                            Officers:

                                                     Daniel Breen, President,
                                                     700 Louisiana, Suite 2410
                                                     Houston, TX 77002 P.O. Box
                                                     61509 Houston, TX 77208,
                                                     citizen of Texas

                                            Director:

                                                     Daniel Breen, 700
                                                     Louisiana, Suite 2410
                                                     Houston, TX 77002 P.O. Box
                                                     61509 Houston, TX 77208,
                                                     citizen of Texas

KA LTD., a Texas limited partnership, 2410 Locke Lane Houston, TX 77019

         General Partner:

             Kirby Attwell, 2410 Locke Lane Houston, TX 77019, citizen of Texas

OFH, LTD., a Texas limited partnership, 3900 Essex, Suite 1010 Houston, TX 77027

         General Partners:




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                                                                         PAGE 59

                  O. Holcombe Crosswell, 3900 Essex, Suite 1010 Houston, TX 77027, citizen of Texas

                  Griggs Corporation, a Texas corporation, 3900 Essex, Suite 1010 Houston, TX 77027

                           Officers:

                                    O. Holcombe Crosswell, President, 3900
                                    Essex, Suite 1010 Houston, TX 77027, citizen of Texas

                           Directors:

                                    O. Holcombe Crosswell, 3900 Essex, Suite
                                    1010 Houston, TX 77027, citizen of Texas

SUNLAWS LIMITED, a Texas limited partnership, Bank One Center 910 Travis, Suite 1960 Houston, TX 77002

         General Partners:

                  Richard Skinner, Bank One Center 910 Travis, Suite 1960 Houston, TX 77002, citizen of Texas

                  Gloria H. Skinner, Bank One Center 910 Travis, Suite 1960 Houston, TX 77002, citizen of Texas

DE-LR PARTNERS, L.P., a Texas limited partnership, 600 Travis Street, Suite 6100 Houston, TX 77002-3007

         General Partners:

                  Michael Hay, 600 Travis Street, Suite 6100 Houston, TX 77002-3007, citizen of Texas

                  Duncan Equities, Inc., a Texas corporation, 600 Travis Street, Suite 6100 Houston, TX 77002-3007

                           Officers:

                                    Charles W. Duncan, Jr., Chairman of the
                                    Board, 600 Travis Street, Suite 6100
                                    Houston, TX 77002-3007, citizen of Texas

                                    Charles W. Duncan, III, President and
                                    Assistant Secretary, 600 Travis Street,
                                    Suite 6100 Houston, TX 77002-3007, citizen of Texas

                                    Michael Hay, Vice President, Secretary and
                                    Assistant Treasurer, 600 Travis Street,
                                    Suite 6100 Houston, TX 77002-3007, citizen of Texas

                                    Robert J. Faust, Vice President and
                                    Treasurer, 600 Travis Street, Suite 6100
                                    Houston, TX 77002-3007, citizen of Texas

                           Directors:

                                    Charles W. Duncan, Jr., 600 Travis Street,
                                    Suite 6100 Houston, TX 77002-3007, citizen of Texas

                                    Charles W. Duncan, III, 600 Travis Street,
                                    Suite 6100 Houston, TX 77002-3007, citizen of Texas

                                    Michael Hay, 600 Travis Street, Suite 6100
                                    Houston, TX 77002-3007, citizen of Texas




--------------------------------------------------------------------------------

                                    Robert J. Faust, 600 Travis Street, Suite
                                    6100 Houston, TX 77002-3007, citizen of
                                    Texas

ARNOLD 1997 LIMITED PARTNERSHIP, a Texas limited partnership, 1001 Fannin Street, Suite 720, Houston, TX 77002

         General Partners:

                  Daniel C. Arnold, 1001 Fannin Street, Suite 720, Houston, TX 77002, citizen of Texas

                  Beverly B. Arnold, 1001 Fannin Street, Suite 720, Houston, TX 77002, citizen of Texas

CANFIELD CORPORATION, a British Virgin Islands corporation, CITCO Building, Wickman's Cay, Road Town, Tortola British Virgin Islands, attn.: Ms. Agnita Solomon

         Director:

                  Tortola Corporation Company Limited, a British Virgin Islands corporation, CITCO Building, Wickman's Cay, Road Town, Tortola British Virgin Islands

                           Directors:

                                    Kariem Abdellatif, CITCO Building, Wickman's
                                    Cay, Road Town, Tortola British Virgin
                                    Islands

                                    Fay Roberts, CITCO Building, Wickman's Cay,
                                    Road Town, Tortola British Virgin Islands

                           Officers:

                                    Harriette Skelton, Secretary, CITCO
                                    Building, Wickman's Cay, Road Town, Tortola
                                    British Virgin Islands

                                    Daphne Wattley, Assistant Secretary, CITCO
                                    Building, Wickman's Cay, Road Town, Tortola
                                    British Virgin Islands

FINGER INTERESTS NUMBER ONE, LTD., a Texas limited partnership, 520 Post Oak Blvd., Suite 750 Houston, TX 77027

         General Partners:

                  Jerry Finger, 520 Post Oak Blvd., Suite 750 Houston, TX 77027, a citizen of Texas

                  Jonathan Finger, 520 Post Oak Blvd., Suite 750 Houston, TX 77027, a citizen of Texas

                  Nannett Finger, 520 Post Oak Blvd., Suite 750 Houston, TX 77027, a citizen of Texas

RICHMAY VENTURES IV, a Massachusetts partnership, 176 Federal Street, Boston, Massachusetts 02110

         Partners:

                  James M. Avery, 176 Federal Street, Boston, Massachusetts 02110 a MA citizen

                  James M. Behnke, 176 Federal Street, Boston, Massachusetts 02110 a MA citizen




--------------------------------------------------------------------------------

                  Daniel T. Clark, 176 Federal Street, Boston, Massachusetts 02110 a MA citizen

                  Stephen M. Kane, 176 Federal Street, Boston, Massachusetts 02110 a MA citizen

                  Nicolas A Kensington, 176 Federal Street, Boston, Massachusetts 02110 a MA citizen

                  Eric J. Krathwohl, 176 Federal Street, Boston, Massachusetts 02110 a MA citizen

                  Walter L. Landergan, 176 Federal Street, Boston, Massachusetts 02110 a MA citizen

                  Emmett E. Lyne, 176 Federal Street, Boston, Massachusetts 02110, a MA citizen

                  Michael J. McHugh, 176 Federal Street, Boston, Massachusetts 02110 a MA citizen

                  Joseph F. Sullivan, 176 Federal Street, Boston, Massachusetts 02110, a MA citizen

                  Walter A. Wright, III, 176 Federal Street, Boston, Massachusetts 02110 a MA citizen




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                                                                         PAGE 62